NEWS RELEASE

CONTACT:

Janine Orf

(314) 275-3680

jorf@patriotcoal.com

For IMMEDIATE RELEASE

patriot coal establishes a receivables securitization program

ST. LOUIS, March 2 – Patriot Coal Corporation (NYSE: PCX) today announced that it has established a $125 million receivables securitization program.  Fifth Third Bank will be the initial funding source under the program, with a maximum commitment of $75 million.  Patriot may add additional funding sources in the future.

 “We are pleased to add an additional source of liquidity to our solid financial position,” noted Patriot Chief Financial Officer Mark N. Schroeder.  “This program allows Patriot more flexibility, while continuing to maintain our low debt levels.”

Patriot anticipates that the program will be used primarily to provide for the issuance of letters of credit, including letters of credit relating to post-mining reclamation, workers’ compensation and retiree healthcare obligations.  Receivables in the program will be subject to customary criteria, limits and reserves.  The purchase commitments under the program expire in March 2013, subject to extensions thereafter with the approval of the funding sources.

About Patriot Coal

Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin.  The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves.  The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.

Forward Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995.  These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations.  We do not undertake to update our forward-looking statements.  Factors that could affect our results include, but are not limited to: geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; reductions of purchases or deferral of deliveries by major customers; customer performance and credit risks; the outcome of commercial negotiations involving sales contracts or other transactions; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission, regulation and treatment; coal mining laws and regulations; availability and costs of credit; economic strength and political stability of countries in which we serve customers; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; worldwide economic and political conditions; labor availability and relations; the Company’s ability to replace coal reserves; the effects of mergers, acquisitions and divestitures; our ability to respond to changing customer preferences; price volatility and demand, particularly in higher margin products; failure to comply with debt covenants; the outcome of pending or future litigation; weather patterns affecting energy demand; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; and the availability and costs of competing energy resources.  The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.  For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.

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